Exhibit 99.1

             Tower Group, Inc. Reports a 130% Increase in
                   Third Quarter of 2005 Net Income

    NEW YORK--(BUSINESS WIRE)--Nov. 8, 2005--Tower Group, Inc. (NASDAQ: TWGP) today reported its financial results for the third quarter of 2005 including a 130% increase in net income to $5.7 million as compared to net income of $2.5 million in the third quarter of 2004. For the first nine months of 2005, net income increased 145% to $14.2 million as compared to $5.8 million for the first nine months of 2004.
    Diluted earnings per share of $0.28 for the third quarter of 2005 were based on 20,161,873 weighted average diluted shares as compared with $0.43 per share for the third quarter of 2004, based on 5,858,366 weighted average diluted shares. For the first nine months of 2005, Tower reported diluted earnings per share of $0.71, based on 20,119,280 weighted average diluted shares, as compared with $1.01 per diluted share for the first nine months of 2004 based on 5,794,807 weighted average diluted shares. Net income, excluding realized gains, net of taxes, was $5.7 million for the third quarter of 2005 and $14.1 million for the first nine months of 2005.
    Michael H. Lee, President and Chief Executive Officer of Tower Group, Inc. commented, "We were able to significantly increase our net income during the third quarter by achieving record levels of gross and net premiums written and earned as well as investment income while maintaining our disciplined underwriting approach as reflected in our combined ratio of 87.8%. We are especially pleased that we continue to successfully deploy our capital that we raised from the IPO in October of last year. Our return on average equity has improved to 16.5% for the third quarter from 14.3% during the second quarter and is approaching our goal of 18%."

    Third Quarter 2005 Financial Highlights:

    Total revenues increased 127% to $59.9 million in the third quarter of 2005 as compared to $26.5 million in the same period in 2004. This increase was driven primarily by increases in net premiums earned and net investment income while partially offset by lower total commission and fee income. Net premiums earned represented 76% of total revenues for the third quarter of 2005 as compared to 46% for the same period of 2004. Ceding commission and fee income represented 18% of total revenue for the third quarter of 2005 as compared to 50% in the third quarter of 2004. This reflected the reduced ceding percentage under the quota share reinsurance agreements to 25% beginning October 1, 2004 from 60% for the first nine months of 2004 due to the increased capitalization of our insurance company in the fourth quarter of 2004. In addition, due to a decrease in the loss ratio, we recorded a $0.1 million adjustment to commission revenue in the third quarter of 2005 that increased commission and fee income as compared to no adjustment in the same period of 2004. Net investment income, excluding realized gains, was 7% of total revenues in the third quarter of 2005 and 5% in the same period of 2004.
    Return on average equity was 16.5% in the third quarter of 2005 as compared with 60.1% in the third quarter of 2004. Although net income was significantly higher in the third quarter of 2005 as compared to the same period in the prior year, the lower return on average equity resulted from the significant increase in average stockholders' equity resulting primarily from capital raised from the initial public offering ("IPO") and concurrent private placement in October 2004. The return on average equity for the third quarter of 2005 was calculated by dividing annualized net income of $22.8 million by average stockholders' equity of $138.7 million. For the third quarter of 2004, the return was calculated by dividing annualized net income of $9.9 million by average stockholders' equity of $16.5 million.
    Gross premiums written in the insurance and reinsurance segments increased by 71.8% to $72.8 million for the three months ended September 30, 2005 compared to $42.4 million for the same period in 2004. Gross premiums earned increased by 69.2% to $64.9 million for the three months ended September 30, 2005 compared to $38.3 million for the same period in 2004. Factors contributing to these increases from the insurance segment include a 28.9% increase in the number of policies in force as of September 30, 2005 compared to September 30, 2004 and premium increases on renewed business which averaged 5.1% in personal lines and 4.5% in commercial lines for the third quarter of 2005. The retention rate was 92% for personal lines and 84% for commercial lines. Additionally, business subject to the OneBeacon renewal rights agreement, entered into in September 2004, amounted to $9.5 million during the third quarter of 2005. New business during the third quarter of 2005 through former OneBeacon producers that we appointed in connection with the renewal rights transaction was $4.3 million. Also, due to the upgrade in TICNY's A.M. Best rating to "A-" (Excellent) from "B++" (Very Good), certain policies in the more rating sensitive large lines and middle market programs in our Insurance Services Segment were renewed in the Insurance Segment.
    Net premiums written increased 227% to $51.4 million in the third quarter of 2005 as compared to $15.7 million in the same period of 2004. The increase was driven by the growth in gross premiums written and a reduction in the quota share ceding percentage of 25% beginning October 1, 2004 from 60% for the first nine months of 2004.
    Net premiums earned rose 275% to $45.3 million for the third quarter of 2005 as compared to $12.1 million in the same quarter of 2004 due to overall growth in gross premiums written and the reduction in the ceding percentage as mentioned above. In addition, the third quarter's net premiums earned included approximately $1.8 million from the $13.1 million of retained unearned premiums as of December 31, 2004 that would have been ceded to Converium Reinsurance (North America) Inc. absent a novation of the reinsurance agreement in 2004.
    Ceding commission revenue declined 27% to $6.8 million in the third quarter of 2005 as compared to $9.4 million in the third quarter of 2004 reflecting the significant reduction in the quota share ceding percentage.
    The net loss ratio improved to 58.5% for the third quarter of 2005 as compared to 61.4% in the third quarter of 2004. The improvement resulted from the increase in net premiums earned which reduced the proportional effect of catastrophe reinsurance premiums on the net loss ratio.
    The gross expense ratio increased to 31.0% in the third quarter of 2005 as compared to 29.0% in the third quarter of 2004. This increase resulted primarily from insurance regulatory assessments that were higher than expected and compliance costs related to being a public company.
    The net expense ratio increased to 29.3% in the third quarter of 2005 as compared to 14.3% in the same period in 2004 primarily due to the lower ceding commission revenue discussed above.
    The net combined ratio increased to 87.8% in the third quarter of 2005 from 75.7% in the same period in the prior year primarily due to the increase in the net expense ratio driven by the lower ceding commission revenue. Nevertheless, despite the increase in the combined ratio, underwriting profits increased due to the significantly higher base of net premiums earned in the third quarter of 2005 as compared to the third quarter of 2004.
    Pre-tax income in the insurance services segment increased to $0.7 million in the third quarter of 2005 from $0.2 million in the same quarter of 2004 primarily as a result of an increase in the direct commission revenue rate.
    Net investment income was a strong contributor to revenue growth in the third quarter of 2005, increasing 238% to $4.1 million versus $1.2 million in the third quarter of 2004. This increase was primarily due to the growth in invested assets from operating cash flow, net proceeds of $26.8 million from subordinated debentures underlying trust preferred securities in December 2004 and net proceeds of $107.8 million from our IPO and concurrent private placement in October 2004. On a tax equivalent basis, the yield was 5.1% for invested assets held at September 30, 2005 and 4.7% as of September 30, 2004.
    Interest expense increased to $1.3 million in the third quarter of 2005 from $0.8 million in the third quarter of 2004 primarily a result of $0.5 million interest on the subordinated debentures issued in December, 2004 partially offset by a $0.1 million reduction of interest expense on other borrowings and preferred stock that were repaid in the fourth quarter of 2004.
    The effective income tax rate was 35.0% and 31.7% for the third quarter of 2005 and third quarter of 2004, respectively. A lower applicable Federal statutory tax rate of 34% in 2004 versus 35% in 2005 contributed to the lower effective income tax rate in 2004. Additionally, the effective tax rates are impacted by a recovery of prior period taxes in 2004 and higher state income taxes in 2005.

    First Nine Months 2005 Financial Highlights:

    Total revenues increased 106% to $152.9 million in the first nine months of 2005 as compared to $74.4 million in the same period of the prior year. This increase was driven primarily by increases in net premiums earned and investment income partially offset by lower total commission and fee income. Net premiums earned represented 74% of total revenues for the first nine months of 2005 as compared to 40% for the same period of 2004. Ceding commission and fee income represented 19% of total revenue for the first nine months of 2005 as compared to 56% in the same period of 2004. This decline reflects the reduced ceding percentage under the quota share reinsurance agreement to 25% beginning October 1, 2004 from 60% for the first nine months of 2004. Net investment income, excluding realized gains, comprised 7% of total revenues in the first nine months of 2005 and 4% in the same period of 2004.
    Return on average equity was 14.1% in the first nine months of 2005 as compared with 49.1% in the same period of 2004. Although net income was significantly higher in the nine months of 2005 as compared to the similar period in the prior year, the lower return on average equity resulted from the significant increase in average stockholders' equity resulting primarily from capital raised from the initial public offering in October 2004. The return on average equity for the first nine months of 2005 was calculated by dividing annualized net income of $18.9 million by average stockholders' equity of $134.7 million. For the first nine months of 2004, the return was calculated by dividing annualized net income of $7.7 million by average stockholders' equity of $15.8 million.
    Gross premiums written in the insurance and reinsurance segments increased by 75.4% to $221.5 million for the nine months ended September 30, 2005 compared to $126.3 million for the same period in 2004. Gross premiums earned increased by 48.6% to $165.8 million for the nine months ended September 30, 2005 compared to $111.6 million for the same period in 2004. Factors contributing to these increases from the insurance segment include a 28.9% increase in the number of policies in force as of September 30, 2005 compared to September 30, 2004 and premium increases on renewed business which averaged 8.3% in personal lines and 5.0% in commercial lines for the first nine months of 2005. The retention rate was 90% for personal lines and 84% for commercial lines. Additionally, business subject to the OneBeacon renewal rights agreement, entered into in September 2004, amounted to $31.0 million during the first nine months of 2005. New business during the first nine months of 2005 through former OneBeacon producers that we appointed in connection with the renewal rights transaction amounted to $13.6 million. Also, due to the rating upgrade in TICNY's rating from A.M. Best to "A-" (Excellent) from "B++" (Very
Good), certain policies in the more rating sensitive large lines and middle market programs in our Insurance Services Segment were renewed in our Insurance Segment.
    Net premiums written increased 232% to $155.9 million in the first nine months of 2005 as compared to $47.0 million in the same period of 2004. The increase was driven by the growth in gross premiums written and a reduction in the quota share ceding percentage of 25% beginning October 1, 2004 from 60% in the first nine months of 2004.
    Net premiums earned increased 283% to $112.9 million for the first nine months of 2005 as compared to $29.5 million in the same period of 2004 due to overall growth in gross premiums written and the reduced ceding percentage. In addition, net premiums earned in the first nine months of 2005 included approximately $11.0 million from the $13.1 million of retained unearned premiums as of December 31, 2004 that would have been ceded to Converium Reinsurance (North America) Inc. absent a novation of the reinsurance agreement in 2004.
    Ceding commission revenue declined 41% to $18.0 million in the first nine months of 2005 as compared to $30.4 million in the same period of 2004 reflecting the significant reduction in the quota share ceding percentage.
    The net loss ratio improved to 59.0% for the first nine months of 2005 as compared to 62.1% for the first nine months of 2004. The improvement resulted primarily from the increase in net premiums earned which reduced the proportional effect of catastrophe reinsurance premiums on the net loss ratio.
    The gross expense ratio was 30.9% for the first nine months of 2005 and for the same period of 2004.
    The net expense ratio increased to 29.3% for the first nine months of 2005 as compared to 13.6% in the same period in 2004 primarily due to the lower ceding commission revenue discussed above.
    The net combined ratio increased to 88.3% in the first nine months of 2005 from 75.7% in the same period in the prior year primarily due to the increase in the net expense ratio driven by the lower ceding commission revenue. As in the third quarter, although the combined ratio increased, underwriting profits increased due to the significantly higher base of net premiums earned in 2005 as compared to the first nine months of 2004.
    Pre-tax income in the insurance services segment increased to $2.3 million in the first nine months of 2005 from $1.0 million in the same period of 2004 primarily as a result of an increase in the direct commission revenue rate.
    Net investment income contributed significantly to revenue growth in the first nine months of 2005, increasing 240% to $10.5 million versus $3.1 million in the first nine months of 2004. The increase in net investment income was primarily due to the growth in invested assets provided by operating cash flow, net proceeds from subordinated debentures and net proceeds of $107.8 million from our IPO and concurrent private placement in October 2004. On a tax equivalent basis, the investment yield was 5.1% on investments held as of September 30, 2005 and 4.7% as of September 30, 2004.
    Net realized capital gains were $0.2 million for the first nine months of 2005 as compared to a modest capital gain in the same period of the prior year. The increase in net realized capital gains was the result of the sale of common stocks and corporate bonds from which the proceeds were reinvested into higher yielding securities.
    Interest expense increased to $3.6 million for the first nine months of 2005 from $2.1 million in the first nine months of 2004. This increase was primarily a result of interest of $1.4 million on subordinated debentures and a $0.3 million increase in interest expense as a result of crediting reinsurers on funds withheld in segregated trusts as collateral for reinsurance recoverables. These increases were offset by reductions of $0.4 million of interest expense on other borrowings and preferred stock that were repaid in the fourth quarter of 2004.
    The effective income tax rate was 34.6% and 36.1% for the first nine months of 2005 and 2004, respectively. The effective tax rate in 2005 was lower due to a proportionally larger benefit of $2.4 million of tax-exempt interest income in the first nine months of 2005 compared to $0.3 million in the same period of 2004. This was partially offset by a higher Federal statutory rate of 35% in 2005 as compared to 34% in 2004.


            Third Quarter and First Nine Months Highlights

                                Third   Third   First Nine First Nine
                               Quarter Quarter    Months     Months
                                 2005    2004      2005       2004
                               ------- -------  ---------- ----------

Total Underwriting Profit       $5,523  $2,932     $13,213     $7,192
Insurance Services Segment Pre-
 Tax Income                        675     217       2,343        982
Net Investment Income            4,131   1,224      10,479      3,087
Net Realized Investment (Loss)
 Gains                             (15)     35         214         33
Corporate Expenses                (234)    (27)       (980)       (86)
Interest Expense                (1,296)   (752)     (3,567)    (2,127)
Income Before Income Taxes       8,784   3,629      21,702      9,081
Income Tax Expense               3,076   1,151       7,512      3,282

Net Income                      $5,708  $2,478     $14,190     $5,799

EPS - Basic                      $0.29   $0.55       $0.73      $1.31
EPS - Diluted                    $0.28   $0.43       $0.71      $1.01

Book Value Per Share             $7.07   $3.99       $7.07      $3.99


    Dividend Declaration:

    Tower Group, Inc. announced today that the Company's Board of Directors approved a quarterly dividend on November 4, 2005 of $0.025 per share payable December 27, 2005 to stockholders of record as of December 15, 2005.

    2005 Guidance:

    We continue to believe that strong growth opportunities remain in our targeted markets despite price softening in the broad P&C market. Although we have experienced some price softening in select market segments, we expect overall market conditions to remain favorable for some of our products for the remainder of 2005 and remain on target with our guidance for the full year of 2005 at the upper half of our previously provided range. For the full year, we anticipate net income, excluding realized capital gains, to increase to a range between $20.1 million and $20.5 million and diluted earnings per share, excluding realized capital gains, to be between $1.00 and $1.02 per diluted share.

    About Tower Group, Inc.

    Tower Group, Inc., headquartered in New York City, offers property and casualty insurance products and services through its insurance company and insurance service subsidiaries. Its two insurance company subsidiaries are Tower Insurance Company of New York which is rated A- (Excellent) by A.M. Best Company and offers commercial insurance products to small to medium-size businesses and personal insurance products to individuals and Tower National Insurance Company which is also rated A- (Excellent) by A.M. Best Company. Its insurance services subsidiary, Tower Risk Management, acts as a managing general agency, adjusts claims and negotiates reinsurance terms on behalf of other insurance companies.

    Cautionary Note Regarding Forward-Looking Statements

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements that reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world's financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; changes in the level of demand for our insurance and reinsurance products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

    For more information visit Tower's website at http://www.twrgrp.com/.


                Insurance Overall Results of Operations
                  Insurance and Reinsurance Segments
                             Third Quarter

                                               Third   Third
                                              Quarter  Quarter   %
                                                2005    2004   Change

Revenues:
Earned Premiums:
  Gross Premiums Earned                       $64,859 $38,325    69.2%
  Less: Ceded Premiums Earned                 (19,535)(26,243)  -25.6%
                                              ----------------
  Net Premiums Earned                          45,324  12,082   275.1%
Ceded Commission Revenue                        6,845   9,375   -27.0%
Policy Billing Fees                               227     172    32.0%
                                              ----------------
Total                                          52,396  21,629   142.2%

Expenses:
Loss & Loss Adjustment Expenses
  Gross Loss & Loss Adjustment Expenses        36,333  21,340    70.3%
  Less: Ceded Loss & Loss Adjustment Expenses  (9,821)(13,920) -29.44%
                                              ----------------
  Net Loss & Loss Adjustment Expenses          26,512   7,420   257.3%

Underwriting Expenses
  Commissions Paid to Producers                10,135   6,313    60.5%
  Other Underwriting Expenses                  10,226   4,964   106.0%
                                              ----------------

Total Underwriting Expenses                    20,361  11,277    80.6%
                                              ----------------

Total Expenses                                 46,873  18,697   150.7%
                                              ----------------

Underwriting Profit                            $5,523  $2,932    88.3%
                                              ================

Key Measures:
Written Premiums
  Gross                                       $72,821 $42,399    71.8%
  Ceded                                       (21,430)(26,696)  -19.7%
                                              ----------------
  Net                                         $51,391 $15,703   227.3%
                                              ================
Loss Ratios
  Gross                                          56.0%   55.7%
  Net                                            58.5%   61.4%
Accident Year Loss Ratios
  Gross                                          56.5%   57.4%
  Net                                            59.0%   61.4%
Expense Ratios
  Gross                                          31.0%   29.0%
  Net                                            29.3%   14.3%
Combined Ratios (GAAP)
  Gross                                          87.0%   84.7%
  Net                                            87.8%   75.7%

                Insurance Overall Results of Operations
                  Insurance and Reinsurance Segments
                           First Nine Months

                                        First Nine  First Nine    %
                                        Months 2005 Months 2004 Change

Revenues:
Earned Premiums:
  Gross Premiums Earned                  $165,787    $111,589    48.6%
  Less: Ceded Premiums Earned             (52,854)    (82,062)  -35.6%
                                      ------------------------
  Net Premiums Earned                     112,933      29,527   282.5%
Ceded Commission Revenue                   18,021      30,426   -40.8%
Policy Billing Fees                           653         504    29.6%
                                      ------------------------
Total                                     131,607      60,457   117.7%

Expenses:
Loss & Loss Adjustment Expenses
  Gross Loss & Loss Adjustment
   Expenses                                93,828      63,749    47.2%
  Less: Ceded Loss & Loss Adjustment
   Expenses                               (27,241)    (45,420)  -40.0%
                                      ------------------------
  Net Loss & Loss Adjustment Expenses      66,587      18,329   263.3%

Underwriting Expenses
  Commissions Paid to Producers            27,211      18,530    46.8%
  Other Underwriting Expenses              24,596      16,406    49.9%
                                      ------------------------

Total Underwriting Expenses                51,807      34,936    48.3%
                                      ------------------------

Total Expenses                            118,394      53,265   122.3%
                                      ------------------------

Underwriting Profit                       $13,213      $7,192    83.7%
                                      ========================

Key Measures:
Written Premiums
  Gross                                  $221,495    $126,259    75.4%
  Ceded                                   (65,558)    (79,274)  -17.3%
                                      ------------------------
  Net                                    $155,937     $46,985   231.9%
                                      ========================
Loss Ratios
  Gross                                      56.6%       57.1%
  Net                                        59.0%       62.1%
Accident Year Loss Ratios
  Gross                                      57.2%       57.4%
  Net                                        59.2%       62.1%
Expense Ratios
  Gross                                      30.9%       30.9%
  Net                                        29.3%       13.6%
Combined Ratios (GAAP)
  Gross                                      87.5%       88.0%
  Net                                        88.3%       75.7%

           Insurance Services Segment Results of Operations
                             Third Quarter

                                               Third   Third
                                              Quarter Quarter    %
                                               2005    2004    Change

Revenues:
Direct Commission Revenue from MGA             $2,022  $2,043    -1.0%
Claims Administration Revenue                   1,137   1,352   -15.9%
Reinsurance Intermediary Fees                     259     178    45.5%
Policy Billing Fees                                 7       3   133.3%
                                              ----------------
Total                                           3,425   3,576    -4.2%

Expenses:
Direct Commission Expense Paid to Producers     1,143   1,438   -20.5%
Other Insurance Services Expenses                 472     576   -18.1%
Claims Expense Reimbursement to TICNY           1,135   1,345   -15.6%
                                              ----------------
Total Expenses                                  2,750   3,359   -18.1%
                                              ----------------

Insurance Services Pre-tax Income (Loss)         $675    $217   211.1%
                                              ================

           Insurance Services Segment Results of Operations
                           First Nine Months

                                       First Nine  First Nine    %
                                       Months 2005 Months 2004 Change

Revenues:
Direct Commission Revenue from MGA         $6,713      $7,095    -5.4%
Claims Administration Revenue               3,287       3,067     7.2%
Reinsurance Intermediary Fees                 541         615   -12.0%
Policy Billing Fees                            18           4   350.0%
                                      ------------------------
Total                                      10,559      10,781    -2.1%

Expenses:
Direct Commission Expense Paid to
 Producers                                  3,528       4,875   -27.6%
Other Insurance Services Expenses           1,412       1,937   -27.1%
Claims Expense Reimbursement to TICNY       3,276       2,987     9.7%
                                      ------------------------
Total Expenses                              8,216       9,799   -16.2%
                                      ------------------------

Insurance Services Pre-tax Income
 (Loss)                                    $2,343        $982   138.6%
                                      ========================

                           Tower Group, Inc.
                 Consolidated Statements of Income and
                       Comprehensive Net Income
                              (Unaudited)

                          Three Months Ended     Nine Months Ended
                            September 30,          September 30,
                        ---------------------- ----------------------
                           2005       2004        2005       2004
                        ----------- ---------- ----------- ----------
                        ($ in thousands, except share and per share
                                           amounts)
Revenues
   Net premiums earned     $45,324    $12,082    $112,933    $29,527
   Ceding commission
    revenue                  6,845      9,375      18,021     30,426
   Insurance services
    revenue                  3,418      3,572      10,541     10,777
   Net investment income     4,131      1,224      10,479      3,087
   Net realized (losses)
    gains on investments       (15)        35         214         33
   Policy billing fees         234        176         671        508
                        ----------- ---------- ----------- ----------
     Total revenues         59,937     26,464     152,859     74,358
                        ----------- ---------- ----------- ----------

Expenses
  Loss and loss
   adjustment expenses      26,512      7,420      66,587     18,329
  Direct commission
   expense                  11,277      7,751      30,738     23,405
  Other operating
   expenses                 12,068      6,912      30,265     21,416
  Interest expense           1,296        752       3,567      2,127
                        ----------- ---------- ----------- ----------
     Total expenses         51,153     22,835     131,157     65,277
                        ----------- ---------- ----------- ----------
  Income before income
   taxes                     8,784      3,629      21,702      9,081
  Income tax expense         3,076      1,151       7,512      3,282
                        ----------- ---------- ----------- ----------
     Net Income             $5,708     $2,478     $14,190     $5,799
                        =========== ========== =========== ==========

Comprehensive Net Income
  Net income                $5,708     $2,478     $14,190     $5,799
  Other comprehensive
   income:
     Gross unrealized
      investment holding
      (losses) gains
      arising during
      period                (4,765)     2,145      (4,424)       (99)
     Less:
      reclassification
      adjustment for
      gains (losses)
      included in net
      income                    15        (35)       (214)       (33)
                        ----------- ---------- ----------- ----------
                            (4,750)     2,110      (4,638)      (132)

     Income tax benefit
      (expense) related
      to items of other
      comprehensive
      income                 1,669       (717)      1,630         45
                        ----------- ---------- ----------- ----------
     Total other
      comprehensive net
      (loss) income         (3,081)     1,393      (3,008)       (87)
                        ----------- ---------- ----------- ----------
        Comprehensive
         Net Income         $2,627     $3,871     $11,182     $5,712
                        =========== ========== =========== ==========

Earnings Per Share

  Basic earnings per
   common share              $0.29      $0.55       $0.73      $1.31
                        =========== ========== =========== ==========
  Diluted earnings per
   common share              $0.28      $0.43       $0.71      $1.01
                        =========== ========== =========== ==========

Weighted Average Common
 Shares Outstanding:
     Basic              19,575,728  4,502,831  19,550,722  4,439,233
     Diluted            20,161,873  5,858,366  20,119,280  5,794,807

                           Tower Group, Inc.
                      Consolidated Balance Sheets

                                     (Unaudited)
                                  September 30, 2005 December 31, 2004
                                  ------------------ -----------------
                                   ($ in thousands, except par value
                                           and share amounts)
Assets
Fixed-maturity securities,
 available-for-sale, at fair value
 (amortized cost $313,435 in 2005
 and $223,562 in 2004)                    $ 310,880         $ 224,523
Equity securities, available for
 sale, at fair value (cost $6,681
 in 2005 and $1,827 in 2004)                  6,196             2,485
Equity securities, at cost                   24,020                 -
Common trust securities -
 statutory business trusts, equity
 method                                       1,426             1,426
                                  ------------------ -----------------
    Total investments                       342,522           228,434
                                  ------------------ -----------------
Cash and cash equivalents                    30,608            55,201
Investment income receivable                  3,234             1,975
Agents' balances receivable                  37,204            33,473
Assumed premiums receivable                   1,077             1,197
Ceding commission receivable                  8,727             8,329
Reinsurance recoverable                     100,578           101,173
Receivable - claims paid by agency            3,767             1,622
Prepaid reinsurance premiums                 41,095            28,391
Deferred acquisition costs net of
 deferred ceding commission
 revenue                                     27,720            18,740
Federal income taxes and state
 taxes recoverable                            1,819             1,975
Deferred income taxes                         1,395                 -
Intangible assets                             5,868             4,978
Fixed assets, net of accumulated
 depreciation                                 7,135             5,420
Other assets                                  3,186             3,239
                                  ------------------ -----------------
    Total Assets                           $615,935          $494,147
                                  ================== =================

Liabilities
Loss and loss adjustment expenses          $175,517          $128,722
Unearned premium                            151,213            95,505
Reinsurance balances payable                 18,363             2,735
Payable to issuing carriers                  12,489            18,652
Funds held as agent                             773               785
Funds held under reinsurance
 agreements                                  54,783            54,152
Accounts payable and accrued
 expenses                                    10,958            12,410
Checks outstanding                            2,568             2,726
Payable for securities                        1,969                 -
Deferred income taxes                             -             1,587
Subordinated debentures                      47,426            47,426
                                  ------------------ -----------------
   Total Liabilities                        476,059           364,700
                                  ------------------ -----------------

Stockholders' Equity
Common stock ($0.01 par value per
 share; 40,000,000 shares
 authorized; 19,866,553 and
 19,826,135 shares issued in 2005
 and 2004)                                      199               198
Paid-in-capital                             112,769           112,375
Accumulated other comprehensive
 net (loss) income                           (1,956)            1,052
Retained earnings                            30,947            18,224
Unearned compensation - restricted
 stock                                       (1,566)           (1,908)
Treasury stock (91,661 shares in
 2005 and 88,967 in 2004)                      (517)             (494)
                                  ------------------ -----------------
   Total Stockholders' Equity               139,876           129,447
                                  ------------------ -----------------
   Total Liabilities and
    Stockholders' Equity                   $615,935          $494,147
                                  ================== =================

    CONTACT: Investor Relations:
             Makovsky & Co. for Tower Group, Inc.
             Gene Marbach, 212-508-9645
             gmarbach@makovsky.com
              OR
             Tower Group, Inc.
             Thomas Song, 212-655-4789
             tsong@twrgrp.com